UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to §240.14a-12

Carrier Access Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Filed by Carrier Access Corporation Pursuant to Rule 14a-12

Under the Securities Exchange Act of 1934

Subject Company: Carrier Access Corporation

Commission File No.: 000-24597

The following is a press release, issued by Carrier Access Corporation, on the evening of January 14, 2008, regarding the record date and the date for the special shareholder meeting for approval of the proposed merger between Turin Networks, Inc. and Carrier Access pursuant to the terms of an Agreement and Plan of Merger dated as of December 15, 2007.

For Immediate Release	News Release

For more information, please contact:

Debra Layton

Carrier Access

303.218.5524

dlayton@carrieraccess.com

Carrier Access Sets Date for Special Meeting of Stockholders for Vote on Proposed Merger with Turin Networks

BOULDER, Colo.—(MARKET WIRE)—January 14, 2008— Carrier Access Corporation (NASDAQ: CACS), a leading provider of data and voice transport solutions, today announced February 8, 2008 as the date of the special meeting of its stockholders to vote upon the adoption of the merger agreement entered into by Carrier Access Corporation and Turin Networks, Inc. Stockholders as of the close of business on January 15, 2008, the record date for the special meeting, will be entitled to receive notice of, and to vote at, the special meeting.

Additional Information

On January 4, 2008, Carrier Access filed a preliminary proxy statement with the Securities and Exchange Commission (“SEC”) in connection with the merger and intends to file a definitive proxy statement shortly. The final proxy statement will be mailed to the stockholders of Carrier Access. Before making any voting or investment decision with respect to the merger, investors and stockholders of Carrier Access are urged to read the proxy statement and the other relevant materials because they contain important information about the merger between Carrier Access and Turin Networks. Investors and security holders may obtain free copies of the preliminary proxy statement and other related documents filed with the SEC at the SEC’s web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by Carrier Access at its corporate website at www.carrieracess.com under the Investor relations section or by contacting Investor Relations at Carrier Access Corporation, 5395 Pearl Parkway, Boulder, Colorado 80301. Carrier Access and its officers and directors may be deemed to be participants in the solicitation of proxies from Carrier Access’ stockholders with respect to the merger. A description of any interests that these officers and directors have in the merger is available in the proxy statement.

5395 Pearl Parkway • Boulder, CO 80301 • 303-442-5455 • www.carrieraccess.com

About Carrier Access Corporation

Carrier Access (NASDAQ: CACS) provides consolidated access technology designed to streamline the communication network operations of wireless and wireline carriers, cable operators, enterprises and government agencies. Carrier Access products enable customers to consolidate and upgrade access capacity and implement converged IP services, while lowering costs and accelerating service revenue. Carrier Access’ technologies help our customers do more with less. For more information, visit www.carrieraccess.com or call 1-800-365-2593.

About Turin Networks

Turin Networks Inc. is a global provider of metro transport and switching solutions for wireline, wireless, MSO and private networks. Turin’s iConnect™-based solutions facilitate migration to end-to-end Carrier Ethernet over any media for all types of network operators. Turin’s products have been deployed by more than 300 customers worldwide to increase revenue through expanded optical network capacity and efficient delivery of new Ethernet/IP-based services. Turin is headquartered in Petaluma, California with R&D facilities in Petaluma, Dallas and Boston, and sales offices throughout the world. For more information, visit www.turinnetworks.com or call 707-665-4400.

Carrier Access and the Carrier Access logo, is a registered trademark of Carrier Access, Corporation Inc. in the U.S.

5395 Pearl Parkway • Boulder, CO 80301 • 303-442-5455 • www.carrieraccess.com